Exhibit 3.4

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

Goldland Holdings Co., a corporation organized and existing under and by virtue of the laws of the State of Delaware, does hereby certify:

FIRST:  The name of the corporation is Goldland Holdings Co.

SECOND:  The Board of Directors of Goldland Holdings Co. approved and adopted by written consent resolutions to amend the Certificate of Incorporation of said corporation. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation that its Certificate of Incorporation be amended as follows:

1)  That Article Fourth of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock, which the Corporation shall have authority to issue, is 1,005,000,000 shares, consisting of (i) 1,000,000,000 shares of Common Stock, $.0001 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.0001 par value per share ("Preferred Stock").

Effective as of the close of business on February 24, 2014 (the “Effective Time”), each ten (10) shares of the Company’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one (1) share of the Company’s outstanding Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below.

Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (“Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Company’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the number and class of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are converted under the terms hereof. From and after the Effective Time, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares of the appropriate class.  No certificates or script representing fractional shares interests in New Common Stock will be issued, and no cash payments will be made therefore.  In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive one (1) whole share of the Company’s New Common Stock.  If more than one (1) Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company’s transfer agent determines that a holder of Old Certificates has not surrendered all of his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that consideration for fractional shares for any one person shall not exceed the value of one (1) share of New Common Stock.  If any New Certificate is to be issued in a name other than the name in which the Old Certificate was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.

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THIRD:  The foregoing amendments were consented to and authorized by the written consent of the holders of a majority of the issued and outstanding stock entitled to vote.

FOURTH:  The foregoing amendment shall be effective on February 24, 2014.

IN WITNESS WHEREOF, said Goldland Holdings Co. has caused this Certificate of Amendment to be signed by Pierre Quilliam, the corporation’s chief executive officer, this ___ day of January 2014.

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Pierre Quilliam, Chief Executive Officer

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